Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Dine Brands Global, Inc. 2019 Stock Incentive Plan of our reports dated March 1, 2023, with respect to the consolidated financial statements of Dine Brands Global, Inc. and the effectiveness of internal control over financial reporting of Dine Brands Global, Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Los Angeles, California

March 1, 2023